Exhibit (a)(27)


         This notice is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made in the United States solely by the Offer to Purchase dated March 10, 1998, the Letter of Transmittal, the Form of Acceptance and related materials and is not being made to, nor will acceptances be accepted from or on behalf of holders of Energy Group Shares or Energy Group ADSs evidenced by Energy Group ADRs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those US jurisdictions whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of TU Acquisitions by Lehman Brothers Inc. and Merrill Lynch & Co. or one or more registered brokers or dealers which are licensed under the laws of those jurisdictions. The Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and related materials should not be forwarded or transmitted in or into Australia, Canada or Japan.


                       Notice in connection with Cash Offer by

                        LEHMAN BROTHERS INTERNATIONAL (EUROPE)
                           and MERRILL LYNCH INTERNATIONAL

                                     on behalf of

                                 TU ACQUISITIONS PLC

                             a wholly owned subsidiary of

                               TEXAS UTILITIES COMPANY

                                      to acquire

                 all Ordinary Shares and American Depositary Shares
                      evidenced by American Depositary Receipts

                                          of

                                 THE ENERGY GROUP PLC

           Lehman Brothers International (Europe) and Merrill Lynch International, acting in the United States through Lehman Brothers Inc. and Merrill Lynch & Co., on behalf of TU Acquisitions PLC ("TU Acquisitions"), are offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 10, 1998 (the "Offer to Purchase"), the related Letter of Transmittal and the related Form of Acceptance (collectively, the "Offer"), (i) all outstanding ordinary shares of 10p each ("Energy Group Shares") of The Energy Group PLC ("The Energy Group") for L8.40 per Energy Group Share in cash and (ii) all outstanding American Depositary Shares of The Energy Group, each representing four Energy Group Shares ("Energy Group ADSs") and evidenced by American Depositary Receipts ("Energy Group ADRs"), for L33.60 per Energy Group ADS in cash. Energy Group Shares and Energy Group ADSs evidenced by Energy Group ADRs are referred to collectively as "Energy Group Securities." As described in the Offer to Purchase, a limited share alternative is available to holders of Energy Group Securities. Holders of Energy Group Securities may elect to receive cash payment in US dollars or pounds sterling. The Offer has been recommended by the directors of The Energy Group.

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           THE INITIAL OFFER PERIOD WILL EXPIRE AT 1:00 P.M. (LONDON TIME),
           8:00 A.M. (NEW YORK CITY TIME), ON MAY 19, 1998 (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF ENERGY GROUP SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

         -------------------------------------------------------------------

           The Offer is conditioned on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period in respect of not less than 90 per cent. in nominal value of Energy Group Securities to which the Offer relates, or such lesser percentage as TU Acquisitions may decide, provided that such condition (the "Acceptance Condition") shall not be satisfied unless TU Acquisitions and its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Energy Group Securities carrying in the aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group.

           In accordance with the terms of the Offer, TU Acquisitions hereby gives notice that it reserves the right to reduce the percentage of Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) required to satisfy the Acceptance Condition to Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group (the minimum permitted level). Any such reduction of the Acceptance Condition will not be effected before May 14, 1998.

           There may be no further announcement concerning TU Acquisitions' intention to reduce the Acceptance Condition. Accordingly, holders of Energy Group Securities who have already accepted the Offer but whose willingness to accept would be affected if the Acceptance Condition were reduced to the minimum permitted level may wish to consider withdrawing their acceptances now.

           THE OFFER TO PURCHASE AND RELATED MATERIALS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFER.

           Requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and all other Offer materials may be directed to the Dealer Managers or the Information Agent as set forth below, and copies will be furnished promptly at TU Acquisitions' expense.


                       The Information Agent for the Offer is:

                                D.F. KING & CO., INC.

                 United States                        Europe
                 -------------                        ------

                77 Water Street            Royex House, Aldermanbury Square
           New York, New York  10005            London, England EC2V 7HR
          Toll Free:  (800) 848-3416        (44) 171-600-5005 (Call Collect)


                        The Dealer Managers for the Offer are:


                LEHMAN BROTHERS                   MERRILL LYNCH & CO.
           3 World Financial Center       World Financial Center North Tower
           New York, New York  10285         New York, New York 10281-1307
                (212) 526-8335                      (212) 449-8971
                (Call Collect)                      (Call Collect)


         May 7, 1998